Exhibit 10(h)

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the date set forth below, by and between ENERGEN CORPORATION, an Alabama corporation (“Energen”), and the Executive identified below (“the Executive”).

Date:	,

Executive:

Factor:	[100,150, 200, 300]% (see Section 3)

Base Period [ 12, 18, 24, 36] months commencing on the date of a Change in Control (See Section 1(a))

W I T N E S S E T H:

WHEREAS, Executive is an effective and valuable employee of Energen and/or one or more of its subsidiaries;

WHEREAS, Executive desires certain assurances with respect to any change in control of Energen;

WHEREAS, Energen recognizes that the uncertainties involved in a potential or actual change in control of Energen could result in the distraction or departure of management personnel such as Executive to the detriment of Energen and its shareholders; and

WHEREAS, Energen desires to lessen the personal and economic pressure which a potential or actual change in control may impose on Executive and thereby facilitate Executive’s ability to bargain successfully for the best interests of Energen’s shareholders in the event of such a change in control;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Energen and Executive hereby agree as follows:

Section 1. Definitions. As used in this Agreement the following words and terms shall have the following meanings:

(a) “Applicable Period” means the period commencing with the occurrence of a Change in Control and ending on the last day of the “Base Period” specified at the beginning of this Agreement.

(b) “Cause” Termination of employment by Employer for “Cause” shall mean termination based on any of the following:

(1) The willful and continued failure by the Executive to substantially perform Executive’s duties with Employer (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive specifically identifying the manner in which Executive has not substantially performed Executive’s duties;

(2) The engaging by Executive in willful misconduct which is demonstrably injurious to Employer monetarily or otherwise; or

(3) The conviction of Executive of a felony.

(c) “Change in Control” means the occurrence of any one or more of the following:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of Energen (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Energen entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Energen or any corporation controlled by Energen shall not constitute a Change in Control;

(2) Individuals who, as of January 1, 2007, constitute the Board of Directors of Energen (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Energen (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by Energen’s shareholders, was approved by a vote of at least a majority of the directors then comprising the

Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of Energen (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energen or all or substantially all of Energen’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energen or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; and

(4) Any transaction or series of transactions which is expressly designated by resolution of the Board of Directors to constitute a Change in Control for purposes of this Agreement.

(5) In addition to the above described Changes in Control, a Subsidiary Transaction (defined below) will constitute a Change in Control to the extent specified below. A “Subsidiary Transaction” is a transaction that results in securities representing 80% or more of the voting interests in a Subsidiary or substantially all of a Subsidiary’s assets being transferred to an entity not controlled by or under common control with Energen.

(i) A Subsidiary Transaction involving a disposition of Energen’s largest Subsidiary or the assets of Energen’s largest Subsidiary will constitute a Change in Control if immediately prior to such transaction the Executive was an officer or employee of Energen or Energen’s largest Subsidiary. The largest Subsidiary is determined by net book value of property, plant and equipment.

(ii) A Subsidiary Transaction involving a disposition of Energen Resources Corporation or its assets will constitute a Change in Control if immediately prior to the transaction the Executive was an officer or employee of Energen Resources Corporation.

(iii) A Subsidiary Transaction involving a disposition of Alabama Gas Corporation or its assets will constitute a Change in Control if immediately prior to the transaction the Executive was an officer or employee of Alabama Gas Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(e) “Compensation” means an amount equal to the sum of (A) plus (B), where (A) is the Executive’s annualized base salary in effect immediately prior to the Measurement Event, and (B) is the highest annual bonus awarded Executive by Employer pursuant to the Energen Annual Incentive Compensation Plan (or any successor annual cash incentive plan) with respect to the three (3) fiscal years immediately preceding the fiscal year in which the Measurement Event occurs. Compensation shall be calculated without reduction for any amounts deferred by the Executive pursuant to the Energen Corporation 1997 Deferred Compensation Plan.

(f) “Date of Termination” means the first date on which Executive is no longer employed by any Employer.

(g) [Reserved]

(h) “Employer” means, severally and collectively as applicable, any one or more of the following entities: (i) Energen, (ii) Energen’s Subsidiaries, (iii) any party to a Change in Control and (iv) any entity controlled by or under common control with a party to a Change in Control.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” means the occurrence during an Applicable Period of any of the following events without Executive’s prior written consent:

(1) The assignment to Executive by Employer of duties inconsistent with Executive’s position, authority, duties, responsibilities and status with Energen and its Subsidiaries immediately prior to the Measurement Event, or a change in Executive’s titles or offices as in effect immediately prior to the Measurement Event, or any removal of Executive from or any failure to reelect or elect Executive to any of such positions, or comparable positions with Employer, if such assignment, change, or removal results in a material reduction in Executive’s position, authority, duties, responsibilities or status with Employer as compared to Executive’s position with Energen and its Subsidiaries prior to the Measurement Event or any other action by Employer that results in a material reduction in Executive’s position, authority, duties, responsibilities or status,

(2) A reduction in Executive’s aggregate rate of monthly base pay from that in effect prior to the Measurement Event;

(3) A failure by Employer to provide short and long-term incentive opportunities comparable to opportunities available to Executive prior to the Measurement Event.

(4) A failure by Employer to use its best efforts to provide Executive with either the same fringe benefits (including retirement benefits and paid vacations) as were provided to Executive prior to the Measurement Event or a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Measurement Event, is substantially comparable in all material respects to the fringe benefits (taken as a whole) in effect prior to the Measurement Event;

(5) Executive’s relocation by Employer to any place more than 50 miles from the location at which Executive performed the substantial portion of Executive’s duties prior to the Measurement Event, except for required travel by Executive on Employer’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to such Measurement Event;

(6) Any material breach by Energen of any provision of this Agreement or any other agreement between Energen and Executive which breach continues for a period of thirty days following delivery by Executive to Energen of written notice of such breach.

(k) “Independent Auditor” means the firm of certified public accountants that at the time of the Change in Control had been most recently engaged by Energen to render an opinion on Energen’s consolidated financial statements, or any other firm of certified public accountants mutually agreeable to Energen and Executive.

(l) “Measurement Event” means the Change in Control.

(m) “Notice of Termination” has the meaning set forth in Section 2(a) of this Agreement.

(n) “Qualified Termination” means the occurrence during an Applicable Period of

(i) a termination by all Employers of Executive’s employment other than for Cause,

(ii) a termination of Executive’s employment with one or more Employers which Executive and Energen agree in writing will constitute a Qualified Termination for purposes of this Agreement, or

(iii) a voluntary termination of Executive’s employment by Executive for Good Reason.

(o) “Subsidiary” means any corporation, the majority of the outstanding voting stock of which is owned directly or indirectly, by Energen.

Section 2. Notice of Termination. During any Applicable Period:

(a) Any termination for Cause or Good Reason shall be communicated to the other party by written notice (“Notice of Termination”) referencing this Agreement and, indicating in reasonable detail the facts and circumstances providing a basis for such termination. The failure of Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or Energen hereunder or preclude Executive or Energen from asserting or relying upon the omitted fact or circumstance in enforcing Executive’s or Energen’s rights hereunder.

(b) Termination for Cause or Good Reason shall be effective upon delivery of a Notice of Termination or at such later date as may be specified in the Notice of Termination. In the event that each party delivers a Notice of Termination, the Notice of Termination first delivered shall establish the effective date of such Notice of Termination.

Section 3. Severance Payment. In the event of a Qualified Termination, then Executive shall, subject to the provisions of Sections 5 and 8 hereof, receive as severance pay an amount equal to the Executive’s Compensation multiplied by the “Factor” specified at the beginning of this Agreement. Subject to Section 5 hereof, any severance payment to be made under this Section 3 shall be paid in one payment and in full on or prior to the thirtieth day following the Date of Termination.

Section 4. Other Benefits. Subject to Sections 5 and 8 hereof, in the event of a Qualified Termination, for a period of twenty-four months commencing with the Date of Termination, Executive and the Executive’s family shall continue to be covered at the expense of Energen by the same or substantially equivalent hospital, medical, dental, vision, accident, disability and life insurance coverages as were provided to Executive and the Executive’s family by Employer immediately prior to the Measurement Event; provided, however, that if Executive becomes employed with another employer and is eligible to receive benefits of the type described above from such other employer, Energen’s obligation to provide continued coverage under this Section 4 and the continued benefits described herein shall be secondary to those provided by such other employer. Except as may be otherwise agreed by the Executive, all such coverages shall be provided under insured plans.

THE FOLLOWING VERSION OF SECTION 5 APPLIES TO AGREEMENTS

ENTERED INTO AFTER 2007.

Section 5. Certain Payment Adjustments.

(a) In the event that the any portion of the payments and benefits provided to Executive herein or otherwise by the Employer (collectively “Covered Payments”) constitute “parachute payments” within the meaning of Code Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”),and would, but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments and benefits to the Executive payable under this Agreement shall be either:

(i) delivered in full; or

(ii) delivered to such lesser extent as would result in no portion of Covered Payments being subject to the Excise Tax;

whichever of the foregoing results in the receipt by Executive on an after-Excise Tax basis of the greatest amount, notwithstanding that all of some of the amounts may be taxable under Section 4999 of the Code. The reduction of the amounts or benefits payable hereunder, if applicable, shall be made by reducing first the benefits under Section 4, then the payments under Section 3, unless an alternative method of reduction is elected by Executive. The determination of the required reduction, if any, shall be determined in the good faith judgment of the Independent Auditor or tax counsel selected by the Independent Auditor. The Employer at its expense shall cause the determination to be made as promptly as reasonably practical.

THE FOLLOWING VERSION OF SECTION 5 APPLIES TO AGREEMENTS

ENTERED INTO IN 2007 AND EARLIER.

Section 5. Certain Further Payments by the Company.

(a) Except as set forth below, in the event that any amount or benefit paid, distributed or accrued to or by the Executive pursuant to any provision of this Agreement, and/or any amounts or benefits otherwise paid, distributed or accrued to or by the Executive by the Employer or any affiliated company including, without limitation, any distribution, vesting or payment made pursuant to the terms of the Employer’s or an affiliated company’s compensation plans or arrangements (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed, Energen shall pay to the Executive at the time specified in Section 5(d) below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by the Executive with respect to Covered Payments, after deduction of any Excise Tax on Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 5(a), but before deduction for any Federal, state or local income or employment tax withholding on Covered Payments, shall be equal to the amount of the Covered Payments. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that Executive is entitled to a Tax Reimbursement Payment, but that the Covered Payments would not be subject to the Excise Tax if the Covered Payments were reduced by an amount that is less than 10% of the portion of the Covered Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Reduced Amount”), and no Tax Reimbursement Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the benefits under Section 4, then the payments under Section 3, unless an alternative method of reduction is elected by Executive . For purposes of reducing the Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Covered

Payments to the Reduced Amount, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s Independent Auditor or tax counsel selected by the Independent Auditor, Energen has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount”, or such “parachute payments” are otherwise not subject to such Excise Tax, and

(ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Auditor in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

(i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

(ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(d) The Tax Reimbursement Payment (or portion thereof) provided for in Section 5(a) above shall be paid to the Executive not later than ten business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, Energen shall pay to the Executive by such date an amount estimated in good faith by the Independent Auditors to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 7872(f)(2)(A) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid by Executive in accordance with Section 5(f) below.

(e) In the event that the Excise Tax is subsequently determined by the Independent Auditors or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to Energen, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 7872(f)(2)(A) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement

Payment to be refunded to Energen has been paid or is payable to any Federal, state or local tax authority, repayment thereof shall not be required unless and until actual refund or credit of such portion has been made to the Executive, and interest payable to Energen shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and Energen shall mutually agree upon the course of action to be pursued in connection with a claim for refund or credit by Executive.

(f) In the event that the Excise Tax is later determined by the Independent Auditors or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), Energen shall make an additional payment to Executive in an amount equal to (i) such excess Excise Tax, plus (ii) any interest or penalty payable with respect to such excess Excise Tax plus (iii) any Federal, state and local income or employment tax and Excise Tax on all payments made under this Section 5(f), all such that Executive has no adverse economic consequences as a result of such excess Excise Tax determination.

Section 6. No Obligation To Seek Further Employment; No Effect on Other Benefits.

(a) Executive shall not be required to seek other employment, nor (except as otherwise provided under Section 4 with respect to insurance coverages) shall the amount of any severance payment or other benefit to be made or provided under this Agreement be reduced by any compensation or benefit earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) Subject to Section 5 hereof, any severance payment or benefit to be made or provided under this Agreement is in addition to all other benefits, if any, to which Executive may be entitled under other agreements, plans or programs of Energen.

Section 7. Continuing Obligations of Executive. As a result of and in connection with Executive’s employment by Employer, Executive is involved in a number of matters of strategic importance and value to Employer including various projects, proceedings, planning processes, and negotiations. Any number of these matters may be ongoing and continuing after the Date of Termination. In addition Employee is privy to proprietary and confidential information of Employer including without limitation, financial information and projections, business plans and strategies, customer and vendor lists and information, and oil and gas properties and prospects. The Executive agrees as follows:

(a) Consulting Services. For a period of three years following the Date of Termination, Executive agrees to fully assist and cooperate with Employer and its representatives (including outside auditors, counsel and consultants) with respect to any matters with which the Executive was involved during the course of employment with Employer, including being available upon reasonable notice for interviews, consultation, and litigation preparation. Except as otherwise agreed by Executive, Executive’s obligation under this Section 7 (a) shall not exceed 80 hours during the first year and 20 hours during each of the following two years. Such services shall be provided upon request of Employer but scheduled to accommodate Executive’s reasonable scheduling requirements. Executive shall receive no additional fee for such services but shall be reimbursed all reasonable out-of-pocket expenses.

(b) Non-Compete. For a period of twelve months following the Date of Termination, unless otherwise expressly approved in writing by Employer, the Executive shall not Compete, (as defined below ) or assist others in Competing with the Employer. For purposes of this Agreement, “Compete” means (i) solicit in competition with Employer any person or entity which was a customer of Alabama Gas Corporation at the Date of Termination, (ii) offer to acquire any local gas distribution system in the State of Alabama; (iii) offer to acquire any oil or gas mineral interest in the State of Alabama, or (iv) offer employment to any active employee of Employer who was an employee of Energen Resources Corporation prior to the Measurement Event. Employment by, or an investment of less than one percent of equity capital in, a person or entity which Competes with Employer does not constitute Competition by Executive so long as Executive does not directly participate in, assist or advise with respect to such Competition.

(c) Confidentiality. Executive agrees that at all times following the Date of Termination, Executive will not, without the prior written consent of Energen, disclose to any person, firm or corporation any confidential information of Employer which is now known to Executive or which hereafter may become known to Executive as a result of Executive’s employment or association with Employer, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

Section 8. Officer/Board Resignation. Energen shall have no obligation under Sections 3 and 4 hereof if Executive shall not, promptly after the Date of Termination and upon receiving a written request to do so, resign from each officer and/or director position which Executive then holds with Energen and any Subsidiary.

Section 9. Payment of Professional Fees and Expenses. Energen agrees to pay promptly as incurred, to the full extent permitted by law, all legal, accounting and other professional fees and expenses (“Professional Fees”) which Executive may reasonably incur (i) as a result of any contest (regardless of the outcome thereof) by Energen, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof

(including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement); or (ii) as a result of any contest by a taxing authority of Executive’s tax treatment of any amounts received under this or any other Employer agreement or plan to the extent such tax treatment is consistent with the determinations made under Section 5

Section 10. Term. This Agreement shall terminate (except to the extent of any unpaid or unfulfilled obligation with respect to a prior termination of Executive’s employment) on the first to occur of (i) any termination of Executive’s employment with Employer which does not constitute a Qualified Termination or (ii) expiration of the Term. The initial “Term” of this Agreement shall be for a period of three years from the date hereof. On each anniversary of the date hereof, the Term shall automatically extend by one year unless at least thirty days prior to such an anniversary Energen notifies Executive that there will be no such extension, in which event the term shall continue until the later to occur of (i) two years from such anniversary or (ii) three years from the date of the most recent Change in Control, if any.

Section 11. Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s personal representative and heirs, and Energen and its successors and assigns including any successor organization or organizations which shall succeed to substantially all of the business and property of Energen, whether by means of merger, consolidation, acquisition of assets or otherwise, including operation of law. Energen will require any such successor to expressly assume and agree to perform Energen’s obligations under this Agreement.

(b) Without the prior consent of Energen, Executive may not assign the Agreement, except by will or the laws of descent and distribution.

Section 12. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to Energen or Employer:
Energen Corporation
605 Richard Arrington Jr., Boulevard North
Birmingham, Alabama 35203
Attention: Chairman

If to Executive:	The address for Executive in
the Employer’s payroll records

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 13. Miscellaneous. Subject to Section 16, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Energen. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

Section 14. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 16. Effect of Code Section 409A. Payments and benefits under this Agreement are intended to comply with Section 409A of the Code (“Code Section 409A”), and all provisions of the Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of the Agreement to the contrary, in the event that Energen determines that any payments or benefits may or do not comply with Code Section 409A, Energen may amend this Agreement (without Executive consent) or take any other actions that Energen determines are necessary or appropriate to (i) exempt the payments of benefits hereunder from the application of Code Section 409A or preserve the intended tax treatment of the payment and benefits provided hereunder, or (ii) comply with the requirements of Code Section 409A. Without limiting the generality of the foregoing, in the event that Energen determines that a severance payment pursuant to Section 3 hereof would cause the imposition of an excise tax on the Executive pursuant to Code Section 409A(a)(1)(B) if made at the time set forth in Section 3, payment shall be made at the earliest date that payment can be made without the imposition of such excise tax.

Section 17. Amendment and Restatement of Prior Agreement. This agreement constitutes a complete amendment and restatement and fully supersedes that certain Severance Compensation Agreement between the parties dated             , 19    .

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENERGEN CORPORATION
By
Its

EXECUTIVE